Exhibit 5.1

March 8, 2010

Far East Energy Corporation
363 N. Sam Houston Parkway East
Suite 380
Houston, TX  77060

Ladies and Gentlemen:

In connection with the issuance by Far East Energy Corporation, a Nevada corporation (the “Company”), of up to an aggregate of shares of its common stock, par value $.001 per share (“Common Stock”), and  warrants to purchase up to an aggregate of 4,951,616 shares of Common Stock (“Warrant”) pursuant to (i) its Registration Statement on Form S-3 (Registration No. 333-162019) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (ii) the related prospectus dated November 4, 2009, as supplemented by the prospectus supplement or supplements relating to the sale of the Common Stock and Warrants dated March 8, 2010 (as so supplemented, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b)(5) under the Act, certain legal matters with respect to the Shares are being passed upon for the Company by us as special Nevada corporate counsel. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on or about the date hereof (the “Form 8-K”).  The shares of Common Stock to be issued at the Closing of the Securities Purchase Agreement dated March 8, 2010 among the Company and the Purchasers identified therein (the “Securities Purchase Agreement”) are hereinafter referred to as the “Shares” and the shares of Common Stock issuable upon exercise of the Warrants are hereinafter referred to as the “Warrant Shares.”

In connection with this opinion letter, we have examined and relied upon copies of the following documents, together with such other documents as we deemed necessary or advisable to render the opinions herein expressed:

i.           The articles of incorporation and bylaws of the Company as are currently in effect.

ii.          A certificate of the Company as to certain factual matters, including adoption of certain resolutions of the board of directors and a committee thereof.

iii.         The form of the Securities Purchase Agreement.

iv.         The form of Warrant.

v.          The Placement Agent Agreement, dated as of February 23, 2010 between the Company and Rodman and Renshaw, LLC (the “Placement Agreement”).

In our examinations we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents and completeness of all documents submitted to us as certified or photostatic, facsimile or electronic copies and the authenticity of the originals of such certified or copied documents. We have further assumed that each of the Securities Purchase Agreement, the Warrants, and the Placement Agreement has been duly executed and delivered by the parties and is valid and legally binding on the parties. As to certain matters expressed herein, we have relied upon and assumed the accuracy and completeness of certificates and reports of various state authorities and public officials and of the Company.

We are admitted to the Bar of the State of Nevada, and in rendering our opinions hereinafter stated, we have relied on the applicable laws of the State of Nevada, as those laws presently exist and as they have been applied and interpreted by courts having jurisdiction within the State of Nevada.  We are not members of the Bar of any state other than the State of Nevada, and, therefore, except for the laws of the State of Nevada, we express no opinion as to the laws of any other state, federal laws of the United States of America, or other jurisdiction.

Based upon the foregoing and in reliance thereon and subject to the assumptions exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.
The Shares have been duly authorized, and when issued and delivered against payment of the purchase price therefor in accordance with the Securities Purchase Agreement and the Prospectus, will be validly issued, fully paid and nonassessable.

2.
The Warrants have been duly authorized and when issued and delivered pursuant to the terms of the Warrant against payment of the consideration therefor in accordance with the Securities Purchase Agreement and the Prospectus, will be validly issued.

3.
The Warrant Shares have been duly authorized and after valid issuance of the Warrant, the Warrant Shares will be, when issued and delivered upon exercise of the Warrants pursuant to the terms of the Warrants and payment of the exercise price therefor, validly issued, fully paid, and nonassessable.

This opinion letter speaks as of its date.  We disclaim any express or implied undertaking or obligation to advise of any subsequent change of law or fact (even though the change may affect the legal analysis or a legal conclusion in this opinion letter).  This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly stated herein.  We consent to the filing of this opinion letter as an exhibit to the Form 8-K and the reference to our firm under the heading “Legal Matters” in the Prospectus.

Very truly yours,

/s/ COPPEDGE EMMEL & KLEGERMAN PC

COPPEDGE EMMEL & KLEGERMAN PC

cc:  Baker & McKenzie LLP